Exhibit 4.4

SECOND AMENDED AND RESTATED

IVANHOE ELECTRIC INC. STOCKHOLDERS AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of April 5, 2022, by and among IVANHOE ELECTRIC INC., a Delaware corporation (the “Corporation”), I-PULSE INC., a Delaware corporation (“I-Pulse”), CASTELNAU LLC (f/k/a Ivanhoe Industries, LLC), a Delaware limited liability company (“Castelnau”), Robert Friedland, an individual (“RF” and, together with Castelnau, the “Ivanhoe Parties”) and each of the investors listed on Schedule A hereto (the “Investors”). The Corporation, I-Pulse, the Ivanhoe Parties and the Investors hereto are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Fidelity Contrafund: Fidelity Contrafund, Fidelity Contrafund Commingled Pool, Fidelity Contrafund: Fidelity Contrafund K6, Fidelity NorthStar Fund, Fidelity True North Fund and Orion Mine Finance Fund III LP (collective, the “Original Investors”) received an aggregate of 32,707,464 shares of Common Stock, par value, $0.01 per share, of the Corporation on April 30, 2021, pursuant to a dividend (the “Spin-Out Dividend”) declared by High Power Exploration Inc., a Delaware corporation and sole parent of the Corporation immediately prior to the Spin-Out Dividend;

WHEREAS, Castelnau (formerly named Ivanhoe Industries, LLC) and Point Piper, LLC, a Delaware limited liability company (“Piper”) received an aggregate of 11,214,831 shares of Common Stock pursuant to the Spin-Out Dividend, and I-Pulse received 81,000,500 shares of Common Stock pursuant to the Spin-Out Dividend;

WHEREAS, in connection with the issuances of Common Stock referenced above, the Corporation, I-Pulse, Castelnau, Piper and the Original Investors entered into that certain Stockholders Agreement dated as of April 30, 2021 (as amended by the First Amendment (as defined below), the “Original Agreement”);

WHEREAS, in connection with a corporate spin-out of up to 50% of I-Pulse’s ownership interests in the Corporation, whereby (a) the holders of all outstanding shares of capital stock of I-Pulse (including certain of the Original Investors, Castelnau and Piper) received a pro-rata in-kind dividend or distribution of shares of the Corporation’s capital stock and (b) immediately after giving effect thereto, I-Pulse continued to be an owner of Corporation Securities, the requisite Parties amended such Stockholders Agreement by entering into that certain First Amendment thereto dated as of June 28, 2021 (the “First Amendment”);

WHEREAS, the Corporation and I-Pulse conducted an offering of bundles of newly-issued securities (the “Bundles”) consisting of (i) US $830.00 principal amount of Convertible Unsecured Senior PIK Notes due 2023 issued by I-Pulse (as the same may be amended, supplemented or otherwise modified from time to time, the “I-Pulse Notes”), (ii) 500 shares of Common Stock and (iii) US $2,075.00 principal amount of Convertible Unsecured Senior Notes due 2023 issued by the Corporation (as the same may be amended, supplemented or otherwise modified from time to time, the “IVNE Series 1 Notes”);

WHEREAS, Blackrock World Mining Trust plc (“BlackRock Trust”) purchased 6,024 Bundles and thereby became a stockholder of the Company, and certain of the Original Investors also purchased Bundles;

WHEREAS, effective August 3, 2021, the Corporation, I-Pulse, Castelnau, Piper and the Original Investors amended and restated the Original Agreement (the “First A&R Agreement”), thereby adding BlackRock Trust as a party having the same rights and obligations as the Original Investors and amending the provisions of Section 4.3(a) thereof to incorporate certain lock-up covenants entered into with purchasers of Bundles;

WHEREAS, Piper transferred all of the Common Stock held by it to RF and assigned to RF its rights and obligations as a party under the First A&R Agreement;

WHEREAS, the Corporation is conducting an offering of Convertible Unsecured Senior Series 2 Notes due 2023 issued by the Corporation (as the same may be amended, supplemented or otherwise modified from time to time, the “IVNE Series 2 Notes”);

WHEREAS, the requisite parties to the First A&R Agreement now desire to amend and restate the First A&R Agreement to: (i) add WMC Corporate Services Inc. (“BHP WMC”) as a party to this Agreement in connection with BHP WMC’s purchase of certain IVNE Series 2 Notes; (ii) add BHP Manganese Australia Pty Ltd. (“BHP Manganese”) as a party to this Agreement in connection with BHP Manganese’s holding of certain Bundles , (iii) add BlackRock Global Funds – World Mining Fund (“BlackRock Fund”) as a party to this Agreement in connection with BlackRock Fund’s purchase of certain IVNE Series 2 Notes and (iv) amend certain other terms as set forth herein;

WHEREAS, the First A&R Agreement may be amended by the requisite parties thereto, as specified in Section 5.8 thereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the requisite parties to the First A&R Agreement, for themselves, their heirs, executors, administrators, successors and assigns, do hereby covenant and agree to amend and restate the First A&R Agreement to read in its entirety as follows:

Article 1
CERTAIN DEFINED TERMS

As used in this Agreement, the following additional terms, not defined elsewhere, have the meanings herein specified:

“Acquisition Price” means, as to any share of Common Stock acquired by an Investor through its purchase of Bundles (including any such share acquired upon any conversion of IVNE Series 1 Notes or exchange of I-Pulse Notes), the per share price at which such share is acquired by such Investor, whether directly through the purchase of Bundles or upon conversion of IVNE Series 1 Notes or exchange of I-Pulse Notes.

“Affiliate” means a Person that is controlled by, that controls, or that is under common control with, a particular Person. For purpose of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Amended Certificate” means the Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on July 14, 2020, as amended by the Certificate of Amendment thereto filed with the Secretary of State of the State of Delaware on April 29, 2021, as such amended Certificate of Incorporation may be further amended, restated or otherwise modified after the date hereof.

“BHP Manganese” has the meaning set forth in the recitals hereto.

“BHP WMC” has the meaning set forth in the recitals hereto.

“BlackRock Fund” has the meaning set forth in the recitals hereto.

“BlackRock Trust” has the meaning set forth in the recitals hereto.

“Board” means the board of directors of the Corporation.

“Bundles” has the meaning set forth in the recitals hereto.

“Business Day” means any day of the year on which banking institutions in Hong Kong or New York, New York, USA are open to the public for conducting business and are not required or authorized to close.

“Commission” means the Securities and Exchange Commission or any successor agency of the United States federal government serving a similar function.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Shares” means the shares issuable upon the automatic conversion of the IVNE Series 1 Notes and the IVNE Series 2 Notes.

“Corporation” has the meaning set forth in the preamble hereto.

“Corporation Securities” means, collectively, Common Stock, Preferred Stock and Warrants, including any securities issuable upon exercise of Warrants or conversion or exchange of Preferred Stock.

“Corrupt Practices Laws” means:

(a)	the OECD Convention of 17 December 1997 with respect to measures against corruption of foreign public officials and any OECD Guidelines or Action Statements with respect to that OECD Convention; the UK Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977; and any law described in clause (b) below in force in the Republic of Guinea; and

(b)	any other law, regulation or rule of any governmental authority relating to anti-bribery, kick-backs, anti-corruption, anti-money laundering or similar business practices to which the Corporation or any of its Subsidiaries is bound to comply or ensure or procure compliance with.

“Co-Sale Parties” has the meaning set forth in Section 2.1(a).

“Equity Financing” has the meaning set forth in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Related Party Transaction” means (a) any transactions or agreements (or amendments or waivers thereunder) with any (i) direct or indirect wholly-owned subsidiary of the Corporation or (ii) other subsidiary of the Corporation in which neither I-Pulse nor any Affiliate of I-Pulse (excluding the Corporation and any direct or indirect subsidiary of the Corporation) has any direct or indirect equity interest (other than as a result of the equity interest of I-Pulse or any such Affiliate, directly or indirectly, in the Corporation), (b) any payment or the performance of any obligation or the provision of any service contemplated under that certain Amended and Restated Cost Sharing Agreement, dated December 4, 2013, by and among the Corporation and certain Affiliates, including I-Pulse, (c) any equity funding provided by I-Pulse to the Corporation or any direct or indirect subsidiary of the Corporation, (d) any debt funding provided by I-Pulse to the Corporation or any direct or indirect subsidiary of the Corporation, and any repayment of any such debt funding, consistent with past practice and on terms no less favorable to such borrower as would be obtained on an arm’s length basis; or (e) any payments made by I-Pulse to the Corporation for any services or assets pursuant to any agreement entered into between I-Pulse on or prior to November 15, 2019, in accordance with the terms of such agreement.

“Exempted Securities” has the meaning set forth in Section 2.2(c).

“First Amendment” has the meaning set forth in the recitals hereto.

“First A&R Agreement” has the meaning set forth in the recitals hereto.

“Fully Diluted Basis” means the determination of the percentage ownership of Common Stock based on the number of all outstanding securities as if all securities eligible for conversion into or that are exercisable or exchangeable for Common Stock had been converted or exercised (other than unvested Corporation Securities or Corporation Securities with an exercise price greater than the fair market value thereof (as determined by the Board in good faith) at the time of determination).

“IFRS” means International Financial Reporting Standards.

“Investor Parties” means the Investors and their permitted successors and assigns pursuant to Section 5.11(a).

“Investors” has the meaning set forth in the preamble hereto.

“Investor Shelf Period” has the meaning set forth in Section 4.2(c).

“I-Pulse” has the meaning set forth in the preamble hereto.

“I-Pulse Notes” has the meaning set forth in the recitals hereto.

“I-Pulse Spin-Out” mean a corporate spin-out of I-Pulse’s ownership interests in the Corporation, whereby (a) the holders of all outstanding shares of capital stock of I-Pulse receive a pro-rata in-kind dividend or distribution of shares of the Corporation’s capital stock and (b) immediately after giving effect thereto, I-Pulse has ceased to be the owner of any Corporation Securities.

“Ivanhoe” has the meaning set forth in the preamble hereto.

“Ivanhoe Parties” has the meaning set forth in the preamble hereto.

“IVNE Series 1 Notes” has the meaning set forth in the recitals hereto.

“IVNE Series 2 Notes” has the meaning set forth in the recitals hereto.

“Joinder” means a counterpart of this Agreement, in the form of Exhibit A hereto, whereby a transferee of Corporation Securities agrees to bind itself to the terms of this Agreement.

“Notice of Proposed Issuance” has the meaning set forth in Section 2.2(a).

“Offered Securities” has the meaning set forth in Section 2.2(a).

“Offering” has the meaning set forth in Section 2.2(a).

“Original Agreement” has the meaning set forth in the recitals hereto.

“Partial I-Pulse Spin-Out” means a corporate spin-out of up to 50% of I-Pulse’s ownership interests in the Corporation, whereby (a) the holders of all outstanding shares of capital stock of I-Pulse receive a pro-rata in-kind dividend or distribution of shares of the Corporation’s Capital stock and (b) immediately after giving effect thereto, I-Pulse continues to be an owner of Corporation Securities.

“Participation Rights Obligations” has the meaning set forth in Section 2.2(a).

“Permitted Transferee” means (i) with respect to an entity, such entity’s Affiliates, (ii) with respect to a partnership, such partnership’s partners or redeeming partners in accordance with their respective partnership interests, (iii) with respect to a limited liability company, such limited liability company’s members or redeeming members in accordance with their respective membership interests, (iv) with respect to a corporation, such corporation’s stockholders in accordance with their respective equity interests in the corporation, (v) with respect to a natural person, such person’s spouse, ancestors, descendants or siblings (natural or adopted) and the ancestors, descendants or siblings (natural or adopted) of such person’s spouse (all of the foregoing collectively referred to as “family members”) or a custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such person or any such family members, (vi) any pledgee of a pledge of Corporation Securities made pursuant to a bona fide loan transaction that creates a mere security interest provided that the transferee in any foreclosure or any sale subsequent to foreclosure (including any transferee as a result of credit bid as part of such sale) shall not constitute a “Permitted Transferee”, or (vii) any recipient of a bona fide gift to a charitable or tax-exempt organization as approved by the Board; provided that in the case of a Transfer described in clause (vii) above, neither I-Pulse nor any Ivanhoe Party or Investor may Transfer to one or more such Permitted Transferees, in the aggregate, greater than 10% of the issued and outstanding shares of Common Stock (calculated on a Fully Diluted Basis).

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock corporation, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof, or any other entity.

“Piggyback Registration” has the meaning set forth in Section 4.2.

“Piper” has the meaning set forth in the preamble hereto.

“Preferred Stock” means any preferred stock or indebtedness of the Corporation that is convertible into or exchangeable for Common Stock.

“Prohibited Transfer” has the meaning set forth in Section 2.3(a).

“Qualifying IVNE IPO” means:

(a)       the closing after the issue date of the IVNE Series 1 Notes of a sale of newly-issued shares of Common Stock in a public offering to one or more Persons, as a result of which (i) either (x) the Common Stock is listed for trading on an internationally recognized stock exchange, including but not limited to the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, Nasdaq, the London Stock Exchange, the Alternative Investment Market of the London Stock Exchange or the Australian Securities Exchange (a “Recognized Stock Exchange”), or (y) the Corporation becomes (A) subject to the periodic and current reporting requirements under Section 13 or 15(d) of the Exchange Act, (B) a “reporting issuer” under the securities legislation of any province of Canada, or (C) subject to public company reporting requirements under the rules of any of the Recognized Stock Exchanges on which the Common Stock is listed for trading, and (ii) the gross proceeds received by the Corporation from such sale are not less than $25,000,000; or

(b) any transaction occurring after the issue date of the IVNE Series 1 Notes by which a special purpose acquisition company or shell company which is listed on a Recognized Stock Exchange acquires (whether by merger, consolidation, stock purchase or otherwise) all of the outstanding shares of Common Stock.

“Registration Filing Period” (a) the sixty (60)-day period commencing on the first day following the closing date of the Qualifying IVNE IPO, or (b) if the Conversion Shares are subject to the restrictions on transfer during the Lock-up Period pursuant to Section 2.7(a) of the Registration Rights Agreement, the ten (10)-day period commencing on the first day following the expiration of the Lock-up Period, provided that such Lock-up Period exceeds sixty (60) days.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of August 3, 2021, by and among Company and each of the investors listed on Schedule A thereto, as the same may be amended from time to time.

“Registrable Securities” means all shares of Common Stock owned by an Investor Party or its permitted assignee or issuable upon conversion, exercise or exchange of Preferred Stock or Warrants owned by such holder from time to time, including any Common Stock issued as (or issuable upon conversion, exercise or exchange of Preferred Stock or Warrants issued as) a split, stock dividend or similar distribution or event with respect to, in exchange for, or in replacement of, any of the foregoing shares. Any Registrable Securities shall cease to be such when (i) a registration statement covering such Registrable Securities has been declared effective by the Commission and such Registrable Securities have been disposed of pursuant to such effective registration statement, or (ii) such Registrable Securities are distributed to the public pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act.

“Requisite Holders” means, as of any time of determination, holders of at least two-thirds of the aggregate number of outstanding shares of Common Stock held by all Investor Parties as of such time, but excluding, for purposes of any such determination, any outstanding shares of Common Stock held by Investor Parties that as of such time are Affiliates of the Corporation.

“Sale Notice” has the meaning set forth in Section 2.1(a).

“Sale of the Corporation” means the consummation of any transaction, or series of related transactions, in which a bona fide third-party Person, or a group of such related Persons, enters into an agreement (a) with stockholders of the Corporation holding a majority of the outstanding Common Stock to acquire a majority of the outstanding shares of Common Stock on a Fully Diluted Basis, whether by sale of stock, merger, consolidation or otherwise, or (b) with the Corporation to acquire all or substantially all of the assets of the Corporation, or (c) with the Corporation and/or such stockholders to effect a transaction similar to any transaction described in clause (a) or (b) above, or any transaction, or series of related transactions, having similar effect. For the avoidance of doubt, neither an I-Pulse Spin-Out nor a Partial I-Pulse Spin-Out shall be deemed to constitute a Sale of the Corporation.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in Section 2.1(a).

“Selling Holders” has the meaning set forth in Section 6.1.

“Shelf Registration Statement” has the meaning set forth in Section 4.2(c).

“Spin-Out Dividend” has the meaning set forth in the recitals hereto.

“Subsidiary” means any direct or indirect subsidiary of the Corporation, provided that the Corporation, directly or through one or more other Subsidiaries, either (a) has ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions for such subsidiary or (b) owns share capital or other equity interests representing more than fifty percent (50%) of the outstanding equity interests in such subsidiary.

“Transfer” means, with respect to any Corporation Securities, any sale, assignment, transfer, alienation, conveyance, gift, bequest by will or under intestacy laws, pledge, lien, hypothecation, encumbrance or other disposition, with or without consideration and whether voluntarily or involuntarily by operation of law, of all or part of such Corporation Securities, or of any beneficial interest therein, now or hereafter owned by I-Pulse, any Ivanhoe Party or any Investor Party (or by any of their respective Permitted Transferees), other than (a) any repurchase of Corporation Securities by the Corporation pursuant to agreements under which the Corporation has the option to repurchase such Corporation Securities upon the occurrence of certain events, such as termination of employment, or in connection with the exercise by the Corporation of any rights of first refusal, or (b) any dividend or distribution of Corporation Securities as part of the I-Pulse Spin-Out or a Partial I-Pulse Spin-Out.

“Warrants” means any warrant, option or other security containing a right to purchase Common Stock.

Article 2
RIGHTS OF INVESTOR Parties

2.1              Co-Sale Right of Investor Parties.

(a)              I-Pulse and the Ivanhoe Parties agree that, if I-Pulse, the Ivanhoe Parties or any of their respective Affiliates (collectively, the “Co-Sale Parties”) acting together with any other selling stockholders (other than stockholders selling pursuant to a co-sale or similar right) proposes to Transfer Corporation Securities directly or indirectly, in a transaction or series of transactions, in an amount that in the aggregate represents twenty percent (20%) or more of the shares of Common Stock of the Corporation on a Fully Diluted Basis to a Person other than a Permitted Transferee, the applicable Co-Sale Parties (collectively, the “Seller”) shall give written notice to the Investor Parties thereof (a “Sale Notice”). Each Sale Notice shall disclose the number and type of Corporation Securities to be sold, the identity of the prospective transferee, the terms and conditions of the proposed Transfer and the manner in which Investor Parties may participate in the proposed Transfer in accordance with subsection (b).

(b)              The Investor Parties may elect to participate in the proposed Transfer by the Seller specified in a Sale Notice pursuant to Section 2.1(a) above by delivering written notice to the Seller within fifteen (15) Business Days after the Investor Parties have received the Sale Notice. Each Investor Party that elects to participate in such Transfer shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms as the Seller is Transferring Corporation Securities, subject to the provisions hereof, a number of shares of Corporation Securities equal to (i) the quotient determined by dividing (A) the percentage of shares of Common Stock held by such Investor Party on a Fully Diluted Basis by (B) the aggregate percentage of shares of Common Stock owned by the Seller, all participating Investor Parties and all other selling stockholders on a Fully Diluted Basis, then multiplied by (ii) the number of Corporation Securities to be Transferred in the contemplated transaction on a Fully Diluted Basis.

(c)             The Seller shall obtain the agreement of the prospective transferee(s) to the participation of the Investor Parties in the contemplated Transfer in accordance with this Section 2.1 and shall not Transfer any Corporation Securities to the prospective transferee(s) if such transferee(s) refuses to allow such participation of the Investor Parties.

(d)              All Investor Parties participating in a sale under this Section 2.1 shall, to the extent set forth in the Sale Notice, provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating thereto and pay fees and expenses incurred in connection therewith; provided, that no Investor Party participating in such sale shall be required to (i) incur indemnification obligations in connection with such sale other than pro rata obligations with respect to (x) representations, warranties and agreements of or relating to the Corporation (which, in the case of representations and warranties, in no event shall exceed the sales proceeds received by such holder) and (y) representations, warranties and agreements relating to such Investor Party and its own conduct or (ii) agree to any covenants limiting its business operations.

(e)              Upon the closing of a sale in which the Investor Parties are participating pursuant to this Section 2.1, such participating Investor Parties shall deliver to the purchaser one or more certificates representing the Corporation Securities duly endorsed for transfer or accompanied by duly completed stock powers.

(f)               All co-sale rights granted under this Article 2 will not apply to and will terminate immediately before the earlier of (i) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities and (ii) a Sale of the Corporation. Without limiting the generality of the foregoing, from and after the date of an I-Pulse Spin-Out, the co-sale rights granted under this Section 2 will apply only to Transfers of Corporation Securities (including, for the avoidance of doubt, Corporation Securities received in the I-Pulse Spin-Out or a Partial I-Pulse Spin-Out) by the Ivanhoe Parties and their respective Permitted Transferees.

2.2              Participation Right of Investor Parties.

(a)               If the Corporation or any of its Subsidiaries intends to issue any shares of its capital stock or the Corporation intends to sell any shares of the capital stock of the Subsidiaries in any Equity Financing (such shares of capital stock issued in such Equity Financing, the “Offered Securities”), the Corporation shall notify the Investor Parties (the “Pro Rata Parties”) in writing of such proposed issuance (a “Notice of Proposed Issuance”) disclosing the number of shares to be offered, the price per share, and other material terms and conditions thereof. Each Pro Rata Party shall have the right, exercisable within fifteen (15) Business Days of receipt of the Notice of Proposed Issuance, to purchase a portion of the Offered Securities (the pricing and terms for which shall be determined by the Corporation in the Equity Financing) so that immediately after the issuance of such Offered Securities, that Pro Rata Party’s percentage ownership of the Corporation on a Fully Diluted Basis is equal to its percentage ownership of the Corporation on a Fully Diluted Basis immediately prior to the issuance of such Offered Securities and such Pro Rata Party’s percentage of indirect shareholding interest in each Subsidiary of the Corporation as a result of owning the shares of the capital stock of the Corporation after the issuance of such Offered Securities is equal to Pro Rata Party’s percentage of indirect shareholding interest in the Subsidiary immediately prior to the issuance of such Offered Securities. Notwithstanding the foregoing, for avoidance of doubt, the participation right set forth in this Section 2.2 shall not apply to the issuance or sale of Exempted Securities. In the event that a Pro Rata Party does not exercise its rights hereunder within the said fifteen (15) Business Days, the Corporation may issue such Offered Securities upon such terms and conditions as set out in the Notice of Proposed Issuance within a period of ninety (90) Business Days from the said fifteen (15) Business Days.

(b)             “Equity Financing” shall mean any equity financing by the Corporation after the date of this Agreement which involves the issuance and sale by the Corporation of shares of its capital stock or sale of shares of the capital stock of any of its Subsidiaries or any equity financing by any Subsidiary of the Corporation after the date of this Agreement which involves the issuance and sale by such Subsidiary of shares of its capital stock, whether in a single transaction or series of related transactions, primarily for capital raising purposes.

(c)              “Exempted Securities” shall mean shares of the Corporation’s capital stock, or any securities convertible into or exercisable for shares of the Corporation’s capital stock, or shares of the capital stock of any of its Subsidiaries, or any securities convertible into or exercisable for shares of the capital stock of any of its Subsidiaries, that are issued or sold (i) as a dividend, distribution, stock split, split-up or other distribution payable pro rata to all holders of Common Stock or other securities of the Corporation or all holders of capital stock or other securities of any of its Subsidiaries, (ii) to employees, consultants, advisors and directors of the Corporation or any of its Subsidiaries in the form of Common Stock or options to purchase shares of Common Stock pursuant to an equity incentive plan or arrangement, (iii) to employees, consultants, advisors and directors of any Subsidiary of the Corporation in the form of capital stock or options to purchase shares of capital stock of such Subsidiary pursuant to an equity incentive plan or arrangement, (iv) in connection with the conversion or exercise of any options, warrants, convertible debt and any other security convertible into Common Stock or the capital stock of any Subsidiary of the Corporation, (v) in connection with commercial credit arrangements, equipment financing transactions or secured debt financings, or as a component of a lending relationship with a bank, lessor or other financial institution, or as a component of a business relationship with a strategic partner or other third party involving a strategic collaboration or development arrangement or licensing, marketing, distribution or similar arrangement, in any such case, or to a supplier or third party service provider, (vi) as consideration for the purchase of any technology or assets of any third party or the purchase of any other business or entity whether by stock purchase, merger or otherwise, (vii) as consideration for sponsored research, collaboration, technology license, development, original equipment manufacturing, marketing or other similar agreements or strategic partnerships with such third party, or (viii) in connection with any transaction described in clauses (vi) or (vii) above (regardless of whether shares are issued pursuant to such clauses), if to the same recipients of shares in such transaction and the entire transaction is not primarily for the purpose of raising capital.

(d)              All participation rights in shares of the Corporation’s capital stock granted under this Article 2 will not apply to and will terminate immediately before the earlier of (i) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities or (ii) a Sale of the Corporation. All participation rights in shares of capital stock of any of the Corporation’s Subsidiaries granted under this Article 2 will not apply to and will terminate immediately before the earlier of (A) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities, or an initial public offering and/or listing on a recognized international stock exchange of such Subsidiary’s capital stock (it being understood that such participation rights are inapplicable to each Subsidiary whose capital stock is so listed (or that is a direct or indirect Subsidiary of another Subsidiary whose capital stock is so listed) as of the date hereof) or (B) a Sale of the Corporation or a transaction with respect to such Subsidiary which, if had instead occurred with respect to the Corporation, would have constituted a Sale of the Corporation.

2.3              Prohibited Transfers.

(a)              In the event that I-Pulse, the Ivanhoe Parties or any of their respective Affiliates, as the Seller, Transfers any Corporation Securities owned beneficially or of record by it in contravention of the co-sale rights of the Investor Parties set forth in Section 2.1 (a “Prohibited Transfer”), the Investor Parties, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Seller shall be bound by (or, if such Seller is not I-Pulse or an Ivanhoe Party, I-Pulse or the applicable Ivanhoe Party shall cause such Seller to comply with) the applicable provisions of such option.

(b)              In the event of a Prohibited Transfer, the Investor Parties shall have the right to Transfer to such Seller any or all of the Corporation Securities held by the Investor Parties. Such Transfer shall be made on the following terms and conditions: (i) the price per share at which the shares are to be Transferred to such Seller shall be equal to the price per share paid to the Seller in such Prohibited Transfer; (ii) such Seller shall also reimburse the Investor Parties for any and all fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor Parties’ rights hereunder (including pursuing all available legal remedies); and (iii) within ninety (90) days after the date on which the Investor Parties received notice of such Prohibited Transfer or otherwise became aware of such Prohibited Transfer, the Investor Parties shall, if exercising the option established hereby, upon receipt of the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 2.1(d), in cash or by other means acceptable to the Investor Parties, deliver to such Seller one or more certificates representing such Corporation Securities duly endorsed for transfer or accompanied by duly completed stock powers.

2.4              Investor Party Prohibited Transfers.

(a)              The Investor Parties shall not Transfer all or any portion of their respective Corporation Securities unless: (i) such Investor Party shall have notified the Corporation of the proposed Transfer and shall have furnished the Corporation with a detailed statement of the circumstances surrounding the proposed Transfer, and such Investor Party shall have furnished the Corporation with an opinion of counsel, reasonably satisfactory to the Corporation (if reasonably requested by the Corporation), that such Transfer will not require registration under the Securities Act; (ii) if immediately prior to such Transfer the prospective transferee, together with its Affiliates, owns Corporation Securities that in the aggregate represent less than ten percent (10%) of the shares of Common Stock of the Corporation on a Fully Diluted Basis and, after giving effect to such Transfer, the prospective transferee, together with its Affiliates, would not own Corporation Securities that in the aggregate represent ten percent (10%) or more of the shares of Common Stock of the Corporation on a Fully Diluted Basis; and (iii) the proposed transferee agrees to be bound to this Agreement by executing a Joinder hereto. However, the immediately preceding sentence shall not apply to the Transfer by an Investor Party of any Corporation Securities (A) to a Permitted Transferee (provided that the transferee agrees to be bound to this Agreement by executing a Joinder hereto), or (B) in accordance with the Investor Party’s rights under Section 2.1.

(b)             The Investor Parties consent to the Corporation making a notation on its records and giving instructions to any transfer agent of the Corporation Securities in order to implement the restrictions on transfer established in this Section 2.4.

(c)              The provisions of this Section 2.4 will not apply to and will terminate immediately before the earlier of (i) the initial public offering and/or listing on a recognized international stock exchange of Corporation Securities and (ii) a Sale of the Corporation.

Article 3
LEGENDS ON CERTIFICATES

3.1             During the term of this Agreement, each certificate or instrument representing Corporation Securities subject to this Agreement shall bear the following legends on its face, or upon the reverse side thereof, appropriately completed, which legends shall likewise be endorsed upon all certificates or instruments representing Corporation Securities that shall hereafter be issued and that are subject to this Agreement:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE CONDITIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED ON OR ABOUT APRIL 5, 2022, BY AND AMONG THE CORPORATION AND THE OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE CORPORATION TO THE HOLDER HEREOF WITHOUT CHARGE.”

Article 4
REGISTRATION RIGHTS

4.1              Demand Registration.

(a)              Subject to the conditions of this Section 4.1, if the Corporation shall receive at any time after one hundred eighty (180) days after the effective date of an initial public offering of the Common Stock, a written request from Investor Parties holding a majority of the Common Stock on a Fully Diluted Basis held by all Investor Parties that the Corporation file a registration statement under the Securities Act covering the registration of Registrable Securities held by the Investor Parties with an anticipated aggregate offering price (net of underwriting discounts and commissions) of at least US$10,000,000, then the Corporation shall, subject to the limitations of this Section 4.1, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Investor Parties request to be registered in a written request. The Corporation shall provide, upon request, a copy of its current shareholder register to any Investor requesting the same.

(b)             Notwithstanding the foregoing, the Corporation shall not be required to effect a registration pursuant to this Section 4.1:

(i)             in any particular jurisdiction in which the Corporation would be required to execute a general consent to service of process in effecting such registration, unless the Corporation is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

(ii)             after the Corporation has effected three (3) registrations pursuant to this Section 4.1, and such registrations have been declared or ordered effective; or

(iii)            during the period starting with the date sixty (60) days prior to the Corporation’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Corporation-initiated registration subject to Section 4.2 below, provided that the Corporation is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv)            if the Corporation shall furnish to Investor Parties a certificate signed by the Corporation’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be materially detrimental to the Corporation and its stockholders for such registration statement to be effected at such time, in which event the Corporation shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Investor Parties, provided that such right shall be exercised by the Corporation not more than once in any twelve (12)-month period and provided further that the Corporation shall not register any securities for the account of itself or any other stockholder during such sixty (60) day period (other than a registration relating solely to the sale of securities of participants in a Corporation stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

4.2              Piggyback Registration.

(a)              Whenever the Corporation proposes to register any of its securities for an underwritten offering under the Securities Act in which (i) any Corporation Securities owned beneficially or of record by I-Pulse or any of its Affiliates or any Investor are included in the registration statement for such offering as securities being offered by a selling stockholder or, (ii) at any time one hundred eighty (180) days after the effective date of the first registration statement filed by the Corporation covering an underwritten offering of any of its securities to the general public, Corporation Securities of any other holder are included in the registration statement for such offering as securities being offered by a selling stockholder (each a “Piggyback Registration”), the Corporation shall give prompt written notice to all holders of Registrable Securities of the proposed offering at least thirty (30) days before the initial filing with the Commission of such registration statement, and offer to include in such filing such Registrable Securities as any such holder may request. Each such holder of Registrable Securities desiring to have Registrable Securities registered under this Section 4.2 shall advise the Corporation in writing within twenty (20) days after the date of receipt of such notice from the Corporation, setting forth the amount of such Registrable Securities for which registration is requested. Subject to Section 4.2(b), the Corporation shall thereupon include in such filing the number of Registrable Securities for which registration is so requested, and shall use its commercially reasonable efforts to effect registration under the Securities Act of such Registrable Securities. Notwithstanding anything to the contrary contained herein, the Corporation shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any holder of Registrable Securities has elected to include securities in such registration.

(b)              If a Piggyback Registration is an underwritten registration and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Corporation, the Corporation shall include in such registration: (i) first, the securities the Corporation proposes to sell, if any, and (ii) second, the Registrable Securities and any other securities requested to be included in such registration, pro rata among the holders of such Registrable Securities and such other parties (including, without limitation, I-Pulse and the Ivanhoe Parties) on the basis of the number of securities owned by each such holder.

(c)              If a Qualifying IVNE IPO occurs and the Corporation is required to prepare and file with the Commission, during the Registration Filing Period, a shelf registration statement pursuant to Rule 415 under the Securities Act on the then applicable form or any successor form (a “Shelf Registration Statement”) relating to the offer and sale of Conversion Shares held by the investors party to the Registration Rights Agreement (a “Shelf Registration”), the Corporation shall give prompt written notice to all holders of Registrable Securities hereunder of the proposed Shelf Registration at least fifteen (15) days before the initial filing with the Commission of the Shelf Registration Statement, and offer to include in such filing such Registrable Securities as any such holder may request. Each such holder of Registrable Securities desiring to have Registrable Securities registered under this Section 4.2(c) shall advise the Corporation in writing within ten (10) days after the date of receipt of such notice from the Corporation, setting forth the amount of such Registrable Securities for which registration is requested. The Corporation shall thereupon include in such filing the number of Registrable Securities for which registration is so requested; provided however, that with respect to any registration of Registrable Securities under this Section 4.2(c), Section 2.2 (Continued Effectiveness) and Section 2.4 (Company Information Requests) of the Registration Rights Agreement shall apply to a Shelf Registration under this Agreement, and Section 2.3 (Registration Procedures) and Section 2.5 (Expenses) of the Registration Rights Agreement shall apply in lieu of Sections 4.4 and 4.5 hereof, respectively. The Corporation shall use its best efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as reasonably practicable after the filing thereof in accordance with the terms of the Registration Rights Agreement. Subject to Section 2.3(c) of the Registration Rights Agreement, the Company shall use its best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming part of the Shelf Registration Statement to be usable by a seller until the later of (i) the last day of the “Shelf Period” (as defined in the Registration Rights Agreement) and (ii) the earlier of: (x) the first date as of which the Investors no longer hold any Registrable Securities and (y) the fifth anniversary of the closing date of the Qualifying IVNE IPO (such period of effectiveness, the “Investor Shelf Period”). All registration rights granted under this Section 4.2(c) will terminate upon the expiration of the Investor Shelf Period.

4.3              Lock-Up.

(a)               Each Investor Party holding Registrable Securities shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Corporation Securities held by such holder (other than those included in the registration) during the period (the “Lock-up Period”) commencing on the effective date of the registration statement for an initial public offering of Corporation Securities and ending on the date specified by the Corporation or the managing underwriter of such initial public offering (it being understood that the Lock-up Period shall not in any event exceed 180 days), provided that all (x) officers and directors of the Corporation and (y) holders (other than officers and directors of the Corporation) of at least one percent (1%) of any class of Corporation Securities covered by the applicable registration statement (on a Fully Diluted Basis) are bound by or have entered into similar agreements. Notwithstanding the immediately preceding sentence, this Section 4.3(a) shall not apply to any share of Common Stock acquired by an Investor through its purchase of Bundles (including any such share acquired upon any conversion of IVNE Series 1 Notes or exchange of I-Pulse Notes), provided that the Acquisition Price of such share of Common Stock is equal to or greater than 80% of the gross price per share at which Common Stock is sold in such initial public offering. The obligations described in this Section 4.3 shall not apply to a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Corporation may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 3.1 with respect to the shares of Corporation Securities subject to the foregoing restriction until the end of the Lock-up Period. Each holder of Registrable Securities agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 4.3(a). For the avoidance of doubt, this Section 4.3(a) (other than the second sentence thereof) applies to IVNE Series 2 Notes and to any shares of Common Stock acquired upon any conversion of IVNE Series 2 Notes.

(b)              The Investor Parties shall have the right to receive and be subject to the rights, benefits, terms and conditions of any lock-up covenants or waivers in respect of an initial public offering or subsequent registration statement of the Corporation provided to any other unaffiliated third party investor in connection with any subsequent Equity Financing, if such rights, benefits, terms and conditions are more favorable in the aggregate than the rights, benefits, terms and conditions of the lock-up covenants or waivers then applicable under this Agreement to the Investor Parties. Promptly after entering into such a covenant or waiver, the Corporation shall provide the Investor Parties with a copy of such covenant or waiver thereof (in redacted form). In order to exercise such right, Investor Parties then holding a majority of the Registrable Securities shall be required to notify the Corporation in writing, within 30 days after their receipt of such copy, that they want to amend Section 4.3(a) of this Agreement to replace the provisions of such Section 4.3(a) with the rights, benefits, terms and conditions contained in such covenant or waiver, whereupon the Corporation and the Investor Parties shall forthwith enter into an amendment to this Agreement providing the Investor Parties with such covenant or waiver.

4.4              Registration Procedures. Whenever holders of Registrable Securities have requested that any Registrable Securities be registered as permitted by and pursuant to this Agreement, the Corporation shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Corporation shall:

(a)               prepare and file with the Commission a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective and remain effective for a minimum of ninety (90) days;

(b)              furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(c)               use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Securities reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Corporation shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdictions, (iii) consent to general service of process in each such jurisdiction or (iv) undertake such actions in any jurisdiction other than the states of the United States of America and the District of Columbia);

(d)              notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Corporation shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided, however, that each seller shall, immediately upon receipt of any notice from the Corporation of the happening of any event of the kind described in this paragraph (d), forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until the seller has received copies of the supplement or amendment prepared in accordance with this paragraph (d), and, if so directed by the Corporation, each seller shall deliver to the Corporation all copies, other than permanent file copies then in the seller’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice;

(e)              use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Corporation are then listed, or, if not so listed, to be listed on an exchange or quoted on an electronic inter-dealer quotation system on which the securities of issuers engaging in businesses similar to that of the Corporation, as determined by the Board, are listed or quoted;

(f)               provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(g)              enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of the securities being offered under the registration statement, provided, such underwriting agreement contains reasonable and customary provisions and, provided, further, that each holder of Registrable Securities participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(h)              make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(i)                otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Corporation’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act (which may be achieved by, among other things, compliance with the conditions of Rule 158 thereunder);

(j)                permit any holder of Registrable Securities which holder, in the Corporation’s judgment, might be deemed to be an underwriter or a controlling Person of the Corporation, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Corporation in writing, which in the reasonable judgment of such holder and its counsel should be included; and

(k)              if the registration statement has not been effective for the minimum time period set forth in the last clause of Section 4.4(a), in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, promptly use commercially reasonable efforts to obtain the withdrawal of such order. If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of the Corporation and if in its sole and exclusive judgment such holder is or might be deemed to be a controlling Person of the Corporation, such holder shall have the right to require (i) to the extent permitted by law, the insertion therein of language, in form and substance satisfactory to such holder and presented to the Corporation in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Corporation’s securities covered thereby and that such holding does not imply that such holder shall assist in meeting any future financial requirements of the Corporation, and (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided, that such holder shall furnish to the Corporation an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Corporation.

4.5              Expenses. All expenses incident to the Corporation’s performance of or compliance with this Article 4, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Corporation and all independent certified public accountants and other Persons retained by the Corporation, and the reasonable fees and expenses of one counsel to the selling holders of Registrable Securities (such counsel fees not to exceed US$20,000) shall be borne by the Corporation. All underwriting discounts and commissions relating to Registrable Securities shall be borne by the sellers of the securities sold pursuant to the registration.

4.6              Indemnification.

(a)              The Corporation shall indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or other violation by the Corporation of the Securities Act or other laws relating to such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Corporation by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Corporation has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Corporation shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities. The obligations of the Corporation under this Section 4.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or expense if such settlement is affected without the consent of the Corporation (which consent shall not be unreasonably withheld or delayed).

(b)              In connection with any registration statement in which a holder of Registrable Securities is participating pursuant to the provisions of this Agreement, each such holder shall severally indemnify the Corporation, its directors and officers and each Person who controls the Corporation (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading but only to the extent that such untrue statement or omission is contained in any information furnished in writing to the Corporation by such holder expressly for use herein, provided that in no event shall the indemnity provided for in this Section 4.6(b) exceed the gross proceeds from the offering received by the indemnifying holder.

(c)               Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)              If the indemnification provided for in this Section 4.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified arty shall be determined by a court of law by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a holder of Registrable Securities hereunder exceed the net proceeds from the offering received by such holder.

(e)               Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, that such provisions in the underwriting agreement are equally applicable to each other holder of Corporation Securities participating in the registration statement.

4.7              Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may from time to time permit the sale of Registrable Securities to the public without registration after the effective date that the Corporation becomes subject to the reporting requirements of the Exchange Act, the Corporation agrees to use its commercially reasonable efforts to:

(a)               make and keep public information available, as those terms are defined in Rule 144 under the Securities Act, at all times after the effective date that the Corporation becomes subject to the reporting requirements of the Exchange Act.

(b)               file with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act; and

(c)               so long as a holder owns any Registrable Securities, upon request, (i) provide to such holder a written statement by the Corporation as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Corporation for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual, quarterly and current reports of the Corporation and (iii) such other reports and documents of the Corporation and other information in the possession of or reasonably obtainable by the Corporation as a holder of Registrable Securities may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any such securities without registration.

4.8              Termination of Registration Rights. All registration rights granted under this Article 4 will terminate upon the earlier of (a) the seventh (7th) anniversary of the consummation of the initial underwritten public offering of the Corporation Securities or (b) when each holder has sold all of its Registrable Securities (other than in transfers made in accordance with Section 5.11 of this Agreement).

4.9              Requirements for Underwritten Offerings. No Person may participate in any registration hereunder that is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Corporation or the underwriters other than representations and warranties regarding such holder and such holder’s intended method of distribution.

4.10           Registration in Other Jurisdictions. In the event the Corporation registers or lists Corporation Securities for public trading, or engages in a public distribution of Corporation Securities under the laws of any jurisdiction other than the United States, it shall provide the holders of Registrable Securities with substantially the same rights to registration under the laws of such jurisdiction, and take such other steps as are reasonably necessary or desirable to enable such holders to publicly sell or participate in any public distribution of their Registrable Securities to the same extent as available to such holders pursuant to this Article 4. The Corporation and the holders of Registrable Securities shall agree to such reasonable modifications to this Article 4 as are necessary to effectuate the purposes of this Section 4.10.

Article 5
MISCELLANEOUS PROVISIONS

5.1              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall serve as an original of the party executing the same, but all of which shall constitute but one and the same Agreement.

5.2              Binding Agreement. This Agreement shall be binding upon the parties hereto, their heirs, administrators, executors, successors and assigns, and the parties hereto do covenant and agree that they themselves and their heirs, executors, administrators, successors and assigns shall execute any and all instruments, releases, assignments, and consents that may be required of them in accordance with the provisions of this Agreement.

5.3              Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

5.4              Other Interpretive Matters. For purposes of this Agreement, (a) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded, and if the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day, (b) unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement, and (c) the word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

5.5              Singular and Plural. As used herein, the singular shall include the plural, the plural shall include the singular and any use of the male or female gender shall include the other gender, all wherever the same shall be applicable and when the context shall admit or require.

5.6              Enforceability. The determination by a court of competent jurisdiction that any particular provision of this Agreement is unenforceable or invalid shall not affect the enforceability of or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had never been part hereof and were omitted herefrom. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.7              Waivers. Any waiver, permission, consent or approval of any kind or nature by any party hereto, of any breach or default under this Agreement, or any waiver of any provision of this Agreement by any party hereto, must be in writing and shall be effective only in the specific instance and for the specific purpose given, and shall be effective only to the extent in such writing specifically set forth, and the same shall not operate or be construed as a waiver of any subsequent breach, default, provision or condition of this Agreement by any party hereto, including the party to whom originally given.

5.8              Amendments. In addition to any amendment by a Joinder as provided in Section 5.11, this Agreement may be amended, amended and restated, modified or waived in whole or in part only by a writing signed by (a) each Investor Party that, as of the effective date of such amendment, amendment and restatement, modification or waiver, owns five percent (5%) or more of the shares of Common Stock of the Corporation on a Fully Diluted Basis, (b) Investor Parties holding two-thirds of the Corporation Securities held by all Investor Parties, (c) the Ivanhoe Parties (but only if such amendment, modification or waiver would amend, modify or waive express rights or obligations of the Ivanhoe Parties hereunder), (d) the Corporation and (e) in the case of any amendment, modification or waiver prior to the date of an I-Pulse Spin-Out, I-Pulse.

5.9              Notices. Any notice required or permitted hereunder shall be given in writing, addressed to the notice recipient at the address shown on Schedule B hereto. If the Corporation or I-Pulse is the notice recipient, the notice shall be copied via email to the Corporation’s Corporate Secretary at the email address noted on Schedule B. The notice shall be sent by first class mail, postage prepaid, return receipt requested, by nationally recognized overnight parcel delivery service for next day delivery by facsimile or other electronic communication; or by hand delivery with a receipt confirmation requested. Notice given in accordance with this paragraph shall be presumed to have been delivered and received five (5) days after mailing if sent by first class mail, one day after mailing if sent for next day delivery by overnight parcel delivery service, and on the day of delivery if by facsimile or other electronic communication or hand delivered.

5.10            Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

5.11            Assignment of Rights.

(a)               The rights of each Investor Party pursuant to this Agreement may not be assigned or otherwise conveyed by any such party, except to a transferee of Corporation Securities in accordance with Section 2.4.

(b)               Notwithstanding the above, any and each of the Investor Parties may, with prior written notice to, and without the consent of, the Corporation and I-Pulse, assign all of its rights and delegate all of its duties under Sections 2.1 and 2.2 of this Agreement if such assignment and delegation is to such Investor Party’s Affiliates

(c)               Notwithstanding anything in this Agreement to the contrary, none of the Investor Parties or their respective Permitted Transferees will offer, sell or otherwise dispose of any Corporation Securities in the United States or to a U.S. Person (as defined in Rule 902(k) of Regulation S under the Securities Act) unless such offer, sale or disposition is made in accordance with an exemption from the registration requirements under the Securities Act and the securities laws of all applicable states of the United States or the Commission has declared effective a registration statement in respect of such Corporation Securities.

5.12            Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

5.13            Stock Splits, Etc. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination, recapitalization of shares or membership interests or other similar transaction occurring after the date of this Agreement.

5.14            Aggregation of Stock. All shares of Registrable Securities held or acquired by Persons that are Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.15          Remedies. Each party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. All parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

5.16            Governing Law. This Agreement shall be deemed to be a contract governed by the laws of the State of Delaware and shall for all purposes (whether in contract or in tort) be construed in accordance with the laws of such state, without reference to the conflicts of laws provisions thereof.

5.17            Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware sitting in New Castle County over any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 5.9.

5.18            Representations and Warranties. Each party hereto represents and warrants to each other party hereto that (a) it is authorized to execute this Agreement, (b) it has full power and authority to enter into this Agreement and perform its obligations hereunder, (c) this Agreement is duly executed and delivered by it and constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms, and (d) it has full knowledge of the terms of this Agreement and has consented to this Agreement.

5.19            Termination of Rights. All of the rights granted under this Agreement to the Investor Parties, and all of the obligations under this Agreement of I-Pulse, the Ivanhoe Parties and the Corporation, will immediately terminate and no longer apply at such time as the Investor Parties cease to hold any of the issued and outstanding shares of the Corporation Securities. Without limiting the generality of the foregoing, from and after the date of an I-Pulse Spin-Out, I-Pulse shall have no further rights or obligations under this Agreement.

Article 6
DRAG-ALONG RIGHTS; Restrictions on Sales of Control

6.1              If I-Pulse and one or more other stockholders of the Corporation (the “Selling Holders”) (i) collectively hold a majority of the outstanding Common Stock and (ii) enter into an agreement for a Sale of the Corporation or propose to cause the Corporation to enter into an agreement for a Sale of the Corporation, then each of the Investor Parties hereby agrees, at the Selling Holders’ request in writing, as applicable:

(a)               to sell its shares of Corporation Securities beneficially held by such Investor Party to the Person to whom the Selling Holders propose to sell their Corporation Securities, and, subject to the relative liquidation preferences, if applicable, set forth in the Corporation’s Amended Certificate, on the same terms and conditions as the Selling Holders;

(b)               to, in its capacity as a stockholder, take all action necessary or appropriate requested by the Selling Holders, to cause or enable the Corporation to enter into an agreement for, and to consummate, the Sale of the Corporation; and

(c)               to execute and deliver all related documentation and take such other action in support of the Sale of the Corporation as shall reasonably be requested by the Corporation or the Selling Holders, that is also taken by such Selling Holders, in order to carry out the terms and provision of this Article 6, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents.

6.2              Exceptions. Notwithstanding the foregoing, the respective obligations of each Investor Party to comply with Section 6.1 above in connection with any proposed Sale of the Corporation shall be subject to the following conditions:

(a)               the provisions of Section 6.1 shall not apply to any Sale of the Corporation in which the acquiring Person is an Affiliate of the Corporation, I-Pulse or an Ivanhoe Party, as determined immediately before giving effect to such Sale of the Corporation;

(b)               such Investor Party shall not be required to make any representation, covenant or warranty in connection with such Sale of the Corporation, other than as to such Person’s ownership and authority to sell, free of liens, claims and encumbrances, the shares of the Corporation proposed to be sold by such Investor Party;

(c)               such Investor Party shall not be required to incur indemnification obligations in connection with such representations, covenants or warranties other than on a several basis (which, in the case of representations and warranties, in no event shall exceed the proceeds received by such Investor Party or (in the case of any indemnification obligations to which two or more sellers are subject) the Investor Party’s pro rata share of such indemnification based on the percentage of proceeds paid to each seller); and

(d)               the consideration payable with respect to each share in each class or series as a result of such Sale of the Corporation is the same (except for cash payments in lieu of fractional shares) as for each other share in such class or series.

6.3              No Revocation. The agreements contained in this Article 6 are coupled with an interest and except as provided in this Agreement may not be revoked or terminated during the term of this Agreement.

6.4              Termination. The rights and obligations set forth in this Article 6 shall terminate and be of no further force and effect immediately before the earlier of (i) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities or (ii) the closing of a Sale of the Corporation.

Article 7
ADDITIONAL COVENANTS

7.1              Delivery of Financial Statements. Until the Corporation becomes a public company subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act, the Corporation shall deliver to each Investor Party:

(a)               as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Corporation, an income statement for such fiscal year, a balance sheet of the Corporation and statement of stockholders’ equity as of the end of such year, a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with IFRS, and audited and certified by independent public accountants of nationally recognized standing selected by the Corporation;

(b)               as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Corporation, an unaudited balance sheet, income statement and statement of cash flows for and as of such fiscal quarter and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with IFRS;

(c)               within thirty (30) days of the end of each month, the monthly consolidated cash balance of the Corporation and its Subsidiaries;

(d)              as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Corporation;

(e)              copies of all documents sent by the Corporation to all stockholders;

(f)               concurrently with each delivery of financial statements pursuant to clauses (a) and (b) above, written confirmation (i) of the Corporation’s compliance with Section 7.9 and (ii) that, except as otherwise described in such confirmation, to the Corporation’s knowledge, neither the Corporation nor any of its Subsidiaries, nor any of its or their respective directors, officers, employees, agents or contractors, has (x) violated the policies and procedures maintained pursuant to Section 7.9 (in case, to the extent the same are applicable to any such Person) or (y) has engaged in any activities in relation to the Corporation or any such Subsidiary that constitute a violation of any Corrupt Practices Law; and

(g)              such other information relating to the financial condition, business or corporate affairs of the Corporation as such Investor Party may from time to time reasonably request; and if, for any period, the Corporation has any Subsidiary whose accounts are consolidated with those of the Corporation, then in respect of such period the financial statements delivered pursuant to the foregoing provisions of this Section 7.1 shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated Subsidiaries.

Notwithstanding anything else in this Section 7.1 to the contrary, the Corporation may cease providing the information set forth in this Section 7.1 during the period starting with the date thirty (30) days before the Corporation’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the Commission rules applicable to such registration statement and related offering; provided, that the Corporation’s covenants under this Section 7.1 shall be reinstated at such time as the Corporation is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

7.2              Delivery of Board Materials; Requests for Information.

(a)              The Corporation shall, concurrently with delivery thereof to the Board or any committee thereof, provide to each Investor Party copies of all notices, minutes, analyses and other materials that the Corporation provides to its directors generally in their capacity as such, except that the Investor Parties may be excluded from access to any such materials or portions thereof if the Board determines in good faith that such exclusion is (i) necessary to preserve the attorney-client privilege or (ii) required by law or by a confidentiality obligation of the Corporation.

(b)              The Corporation shall promptly and accurately respond, and shall use its best efforts to cause its transfer agent to promptly respond, to requests for information made on behalf of any Investor Party relating to (i) accounting or securities law matters required in connection with an audit of the Investor or (ii) the actual holdings of such Investor’s funds or accounts, including in relation to the total outstanding shares of Common Stock; provided, however, that the Corporation shall not be obligated to provide any such information that could reasonably result in a violation of applicable law or conflict with the Corporation’s insider trading policy or a confidentiality obligation of the Corporation. The information rights set forth in this Section 7.2(b) shall terminate and be of no further force or effect shall expire effective as of the first date as of which the Investor Parties cease holding any securities of the Corporation that constitute “restricted securities” under the Securities Act.

7.3              Inspection and Visitation. Each Investor Party may examine the books and records of the Corporation for any purpose reasonably related to such Investor Party’s investment in Corporation Securities, and the Investor Parties shall be entitled to meet on at least a semi-annual basis with officers of the Corporation at the Corporation’s principal offices or such other location as the Corporation and such Investor Parties may mutually agree to discuss the business and affairs of the Corporation, in each case at the Investor Parties’ expense and with reasonable prior notice, during normal business hours; provided, however, that the Corporation and its officers shall not be required to provide any Investor Party with access to any information (a) that could reasonably result in a violation of applicable law or conflict with the Corporation’s insider trading policy or a confidentiality obligation of the Corporation or (b) as necessary to preserve the attorney-client privilege.

7.4              Termination. The information and access rights set forth in Sections 7.1, 7.2(a), and 7.3 shall terminate and be of no further force or effect upon the earlier of (a) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities and (b) a Sale of the Corporation.

7.5              No Additional Regulatory Disclosures. Nothing in this Agreement will require an Investor Party to make, seek or receive after the date hereof any filings, notifications, consents, determinations, authorizations, permits, approvals, licenses or the like, or provide any documentation or information to any governmental entity having jurisdiction over the Corporation or such Investor Party, other than the provision of information that is already included in this Agreement, or is otherwise in the public domain.

7.6              Corporate Opportunities. I-Pulse hereby agrees that, prior to the occurrence of an I-Pulse Spin-Out, it will, and will cause its controlled Affiliates to, share with the Corporation any knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, and to communicate or present such corporate opportunity to the Corporation or any of its Subsidiaries, as the case may be.

7.7              Related Party Transactions.

(a)              Subject to Section 7.7(b), the Corporation shall not, either directly or indirectly, without (in addition to any other vote required by law or this Agreement) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting (any such act entered into without such consent or vote shall be null and void ab initio, and of no force or effect), engage in any transactions or enter into any agreement (or amend or waive any rights under any agreement) with any Affiliate of the Corporation, other than (i) where (A) the terms of such transaction or agreement are on an arm’s length basis and (B) the aggregate amount required to be paid by or to the Corporation in such transaction or pursuant to such agreement (or pursuant to the applicable amendment or waiver thereunder), together with all other amounts required to be paid by or to the Corporation in transactions or pursuant to agreements (or amendments or waivers thereto) subject to this clause (i) and entered into during the same calendar year, does not exceed $10,000,000, or (ii) an Excluded Related Party Transaction.

(b)              The Corporation’s obligations under Section 7.7(a) shall terminate and be of no further force or effect upon the earliest of (i) the first date as of which the Investor Parties and their respective Permitted Transferees cease to own shares of Common Stock representing at least fifty percent (50%) the number of shares of Common Stock distributed to the Investor Parties in the Spin-Out Dividend, (ii) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities and (iii) a Sale of the Corporation.

7.8              Certificate of Incorporation and By-Laws to Be Consistent. The Corporation and (prior to an I-Pulse Spin-Out) I-Pulse shall take or cause to be taken all lawful action necessary or appropriate to ensure that neither of the Certificate of Incorporation or the By-Laws of the Corporation nor any of the corresponding constituent documents of any Subsidiary contain any provisions inconsistent with this Agreement or which would in any way nullify or impair the terms of this Agreement or the rights of the Investor Parties hereunder.

7.9              Compliance. The Corporation and its Subsidiaries shall maintain policies and procedures designed to prevent violations of Corrupt Practices Laws.

7.10            Confidentiality. Each Investor Party agrees it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Corporation) any confidential information obtained from the Corporation (whether pursuant to the terms of this Agreement or otherwise, and whether on, before or after the date hereof), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.10 by such Investor Party or any Person described in clause (i) or (ii) below), (b) is or has been independently developed or conceived by such Investor Party without use of the Corporation’s confidential information, or (c) is or has been made known or disclosed to such Investor Party by a third party without a breach of any obligation of confidentiality such third party may have to the Corporation; provided, however, that such Investor Party may disclose confidential information: (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Corporation; (ii) to any Affiliate, partner, member or stockholder of such Investor Party in the ordinary course of business, provided that in the case of clause (i) or (ii), that such Investor Party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information, and provided further, that in the case of clause (i) or (ii), such Investor Party shall be responsible for any failure of such Person to maintain the confidentiality of such information; (iii) as requested, ordered or required by any court or other governmental body (including pursuant to any subpoena), provided that such Investor Party provides the Corporation with prompt notice of such request, order or requirement to enable the Corporation to seek a protective order or otherwise to prevent or restrict such disclosure; (iv) in connection with the enforcement of this Agreement or rights under this Agreement; (v) as may otherwise be required by applicable law, rule or regulation; or (vi) to a prospective transferee of Corporation Securities that agrees to be bound by the provisions of this Section 7.10.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Second Amended and Restated Stockholders Agreement to be executed, by their duly authorized officers or agents where applicable, as of the same day and year first above written.

IVANHOE ELECTRIC INC.

By:	/s/ Eric Finlayson
Name:	Eric Finlayson
Title:	President

I-PULSE INC.

By:	/s/ Laurent Frescaline
Name:	Laurent Frescaline
Title:	CEO

CASTELNAU LLC

By:	/s/ Laurent Frescaline
Name:	Laurent Frescaline
Title:	President

ROBERT FRIEDLAND

/s/ Robert Friedland

[Signature Page to Second A&R Ivanhoe Electric Stockholders Agreement]

Fidelity Contrafund: Fidelity Contrafund

By:	/s/ James Wegman
Name:	James Wegman
Title:	Authorized Signatory

Fidelity Contrafund Commingled Pool

By: Fidelity Management Trust Company, as Trustee

By:	/s/ James Wegman
Name:	James Wegman
Title:	Authorized Signatory

Fidelity Contrafund: Fidelity Contrafund K6

By:	/s/ James Wegman
Name:	James Wegman
Title:	Authorized Signatory

FIDELITY NORTHSTAR FUND, by its manager Fidelity Investments Canada ULC

By:
Name:
Title:

FIDELITY TRUE NORTH FUND, by its manager Fidelity Investments Canada ULC

By:
Name:
Title:

[Signature Page to Second A&R Ivanhoe Electric Stockholders Agreement]

ORION MINE FINANCE FUND III lP

By: Orion Mine Finance GP III LP, its general partner

By: Orion Mine Finance GP III LLC, its general partner

By:	/s/ Limor Nissan
Name:	Limor Nissan
Title:	COO & General Counsel

[Signature Page to Second A&R Ivanhoe Electric Stockholders Agreement]

BLACKROCK WORLD MINING TRUST PLC

By: BlackRock Investment Management (UK) Limited, its Investment Adviser

By:	/s/ Evy Hambro
Name:	Evy Hambro
Title:	Managing Director

By:	/s/ Olivia Markham
Name:	Olivia Markham
Title:	Managing Director

BLACKROCK GLOBAL FUNDS – WORLD MINING FUND

By: BlackRock Investment Management (UK) Limited, its Investment Adviser

By:	/s/ Evy Hambro
Name:	Evy Hambro
Title:	Managing Director

By:	/s/ Olivia Markham
Name:	Olivia Markham
Title:	Managing Director

[Signature Page to Second A&R Ivanhoe Electric Stockholders Agreement]

BHP MANGANESE AUSTRALIA PTY LTD.

By:	/s/ Mark Frayman
Name:	Mark Frayman
Title:	Head of BHP Ventures

WMC CORPORATE SERVICES INC.

By:	/s/ Neil Mathys
Name:	Neil Mathys
Title:	Vice-President

[Signature Page to Second A&R Ivanhoe Electric Stockholders Agreement]

SCHEDULE A

LIST OF INVESTORS

SCHEDULE B

LIST OF NOTICE RECIPIENTS

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), dated as of ___20_____, is entered into by and between IVANHOE ELECTRIC INC., a Delaware corporation (the “Corporation”), and _____________ (“Joining Party”).

RECITALS

WHEREAS, the Corporation and certain other parties are parties to a Second Amended and Restated Stockholders Agreement dated as of [●], 2022 (the “A&R Stockholders Agreement”);

WHEREAS, in accordance with the terms of the A&R Stockholders Agreement, upon the transfer or sale of any Corporation Securities, the transferee must join the A&R Stockholders Agreement as a party thereto;

WHEREAS, _____________ has transferred to Joining Party Corporation Securities pursuant to _____________; and

WHEREAS, Joining Party agrees to be bound by the A&R Stockholders Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       All defined terms used but not otherwise defined herein have the meanings ascribed to such terms in the A&R Stockholders Agreement.

2.       Joining Party acknowledges receipt of a copy of the A&R Stockholders Agreement and, after review and examination thereof, agrees to be bound by all the terms and provisions thereof.

3.       The Corporation hereby (a) accepts Joining Party’s agreement to be bound by the A&R Stockholders Agreement and (b) agrees that the A&R Stockholders Agreement is hereby amended to include Joining Party as a party thereto.

4.       For the avoidance of doubt, the Corporation and Joining Party acknowledge and agree that Joining Party shall be deemed to constitute a [specify type of investor party] for all purposes under the A&R Stockholders Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Joinder Agreement as of the day and year first above written.

IVANHOE ELECTRIC INC.

By:
Name:
Title:

[JOINING PARTY]

By:
Name:
Title: